Exhibit 10.1

EMPLOYMENT AND NON-COMPETITION AGREEMENT

THIS EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Agreement”) is executed on this 19th day of September, 2006, and will be made effective as of the Effective Date (as defined below), by and between Addus Healthcare, Inc., an Illinois corporation (“Corporation”), and W. Andrew Wright, an individual domiciled in the State of Illinois (“Executive”).

WITNESSETH:

WHEREAS, Corporation is currently engaged in the business of providing home care and adult day care services under both contracts with state and local government agencies and contracts with private payors (the “Business”).

WHEREAS, Corporation currently employs Executive as its President and Chief Executive Officer, and Corporation desires to continue to employ Executive and Executive desires to continue to be employed by Corporation, all upon the terms and conditions hereinafter set forth.

WHEREAS, in connection with a Stock Purchase Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time, the “Purchase Agreement”), among Addus Holding Corporation, a Delaware corporation, Addus Management Corporation, a Delaware corporation, Addus Acquisition Corporation, a Delaware corporation, Corporation, W. Andrew Wright, III, as Sellers’ Representative, and the parties set forth on Exhibit A thereto, Corporation and Executive have agreed to enter this new Agreement.

WHEREAS, the parties desire that upon the closing of the transactions contemplated by the Purchase Agreement (such date, the “Effective Date”), the terms of the prior employment relationship shall automatically terminate with no further action required by the parties hereto, be of no further force and effect, and this Agreement shall govern the relationship between the parties.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto, intending to be legally bound, agree as follows:

1. Term of Employment. Corporation hereby employs Executive, and Executive hereby accepts employment by Corporation, for the period commencing on the Effective Date and ending on the fifth anniversary of the Effective Date (hereinafter called the “Employment Term”), subject to earlier termination as hereinafter set forth in Paragraph 6 or 7. During the Employment Term, Executive shall (i) devote most of his business time, loyalty and efforts to discharge his duties hereunder on a timely basis; (ii) use his best efforts to loyally and diligently serve the business and affairs of Corporation; and (iii) endeavor in all respects to promote, advance and further Corporation’s interests in all matters. Corporation acknowledges that Executive maintains certain business interests outside of the Business, and Executive’s continuation of these interests and efforts related thereto shall not be deemed to be a violation of this Agreement.

2. Employment Duties. Corporation agrees to employ Executive during the Employment Term as its President and Chief Executive Officer. Executive shall be subject to the authority of the Board of Directors of the Corporation (the “Board of Directors”) and shall report directly to the Board of Directors. Executive’s principal duties and responsibilities shall be to oversee and direct the Company’s operations including the management, marketing and delivery of home care and adult day care services and the performance of such other executive duties and responsibilities as may be assigned to him by the Board of Directors and are consistent with the Executive’s position as the Chief Executive Officer of the Company.

3. Compensation. Corporation will pay Executive as follows during the Employment Term:

(a) Base Salary. Base salary starting at the rate of $396,000 per annum and shall increase five percent (5%) annually on the first day of January during the Employment Term (with such increases commencing January 1, 2007), which shall be paid in accordance with the normal payroll practices of Corporation and shall be subject to review and adjustment as hereinafter provided (“Base Salary”). Corporation shall have the right, in its sole discretion, to not increase Executive’s Base Salary based upon Executive’s failure to perform during the preceding year; provided, Corporation gives Executive written notice of his failure to perform which outlines specific failures of non-performance on or before the 15th day of September of the prior year, and Corporation gives Executive an opportunity to cure within a reasonable time said specific failures or non-performance.

(b) Bonus. Executive shall be further compensated in the form of an annual bonus according to the terms of a bonus plan for the year beginning January 1, 2007 that the parties will finalize and agree to during Corporation’s 2007 budgeting process.

4. Expenses. It is recognized that Executive in the performance of his duties hereunder may be required to expend sums for travel, entertainment and lodging. During the Employment Term, Corporation shall reimburse Executive for reasonable business expenses incurred by him during the Employment Term in connection with the performance of his duties hereunder conditioned upon and subject to written receipt from Executive of an itemized accounting in accordance with Corporation’s regular business expense verification practices.

5. Fringe Benefits. During the Employment Term, Executive shall be entitled to the following benefits:

(a) Executive will be eligible to participate in all employee benefit programs generally available to senior executive officers of Corporation.

(b) Executive shall be entitled to (i) eight (8) weeks of paid vacation during each calendar year and (ii) paid holidays in accordance with Corporation’s established policies.

(c) Executive shall be entitled to paid disability insurance benefits in the same amount and to the same extent as currently provided to the Executive by Corporation, and in any event to no less an extent as provided to any other senior executive of the Corporation.

(d) Corporation will provide a 10-Year Level Term Life insurance policy insuring the life of Executive and providing a minimum death benefit which is the greater of (i) $2,000,000 or (ii) 5 times the Executive’s base salary, payable to such beneficiaries as Executive shall designate; provided, that Corporation shall not be required to spend greater than three percent (3%) of the Base Salary in purchasing such insurance policy. It shall be the Executive’s responsibility to request, in writing, an increase in the face amount of this policy whenever the face amount is less than 5 times his base salary.

(e) A Corporation-provided vehicle of a similar type, style and cost as Executive is currently provided.

6. Termination by Corporation.

(a) Corporation may terminate Executive’s employment hereunder for reasonable cause. The term “reasonable cause” shall be limited to the following:

(i) (A) Executive’s commission of any act involving the material misuse or misappropriation of money or other property of Corporation or habitual use of illegal drugs or intoxicants that causes material harm to Corporation; or (B) Executive’s conviction for a felony that has a materially adverse impact on Corporation; or

(C) Executive’s willful engagement in other gross misconduct (similar in nature to the circumstances described in the foregoing clause (A)) which is materially and demonstrably injurious to Corporation.

(ii) Executive’s (A) death or (B) disability (by reason of physical or mental disease, defect, accident or illness) such that Executive is or, in the opinion of an independent physician retained by Corporation for purposes of making this determination will be, unable for an aggregate of one hundred eighty (180) or more days during any continuous 12-month period to render the services required of him hereunder (in which event Executive shall be deemed permanently disabled); or

(iii) Executive’s violation of any material term or provision of this Agreement including, without limitation, Paragraph 9 hereof, provided such violation is not remedied within thirty (30) days after notice thereof to Executive.

Termination of Executive’s employment for reasonable cause shall terminate the Employment Term but shall not affect Executive’s obligation pursuant to Paragraph 9 hereof, which obligation shall remain in effect for the period therein provided.

(b) Corporation may terminate Executive’s employment hereunder for any reason at any time. Termination of Executive’s employment by Corporation for any reason (including, without limitation, the non-renewal by the Corporation of the Employment Term upon the expiration thereof) other than reasonable cause shall terminate the Employment Term but shall not affect Corporation’s obligation pursuant to Paragraph 8 hereof or Executive’s obligation pursuant to Paragraph 9 hereof.

7. Termination by Executive. Executive may terminate his obligations hereunder upon not less than one hundred and eighty (180) days prior written notice to Corporation;

provided, however, that (a) the Corporation, at its sole option, may waive all or any portion of such notice requirement and (b) the Corporation shall waive such notice requirement for that period for which Executive shall have paid the Corporation an amount equal to the base salary, prior to withholding and income taxes, which Executive would otherwise be entitled to receive for such period. Termination of Executive’s employment by Executive shall terminate the Employment Term but shall not affect Executive’s obligation pursuant to Paragraph 9 hereof.

8. Rights Upon Termination.

(a) If Executive’s employment is terminated by Corporation pursuant to Paragraph 6(a)(i), (ii) or (iii) hereof, Executive shall have no further rights against Corporation hereunder, except for the right to receive (i) any unpaid Base Salary under Paragraph 3 (a) hereof with respect to the period prior to the effective date of termination; (ii) any accrued but unpaid bonus for any period prior to the effective date of such termination which was earned in accordance with the terms of Paragraph 3 (b) hereof, and (iii) any accrued but unpaid benefits under Paragraph 5 hereof; provided, however, that if Executive’s employment is terminated pursuant to Paragraph 6(a)(i) or (iii) hereof, then Executive shall not be entitled to any unpaid bonus payment described in clause (ii) above.

(b) If Executive’s employment is terminated by Corporation pursuant to Paragraph 6(b) hereof (other than the non-renewal by the Corporation of the Employment Term upon the expiration thereof), Executive shall be entitled to, in lieu of any further salary payments to Executive for periods subsequent to the date of termination, (i) any unpaid Base Salary under Paragraph 3(a) hereof with respect to the period prior to the effective date of termination; (ii) any accrued but unpaid bonus for any period prior to the effective date of such termination which was earned in accordance with the terms of Paragraph 3(b), (iii) any accrued but unpaid benefits under Paragraph 5 hereof and (iv) conditioned upon Executive’s compliance with the post-employment restrictions described in Paragraph 9 below, severance pay in the total amount equal to three (3) times Executive’s annual Base Salary determined at the time of termination to be paid in equal installments on the Corporation’s regular pay dates for three (3) years following termination of Executive’s employment by Corporation (subject to customary withholding and payroll taxes); provided; however, that if a Change in Control (as hereafter defined) occurs either two (2) years prior to or eighteen (18) months following the termination of Executive’s employment by Corporation pursuant to Paragraph 6(b), Executive shall be entitled to, in lieu of the payments to be made pursuant to clause (iv) above, a lump sum payment equal to (x) three (3) times Executive’s Base Salary (subject to customary withholding and payroll taxes), less (y) any payment already received pursuant to clause (iv) above. For purposes of this Paragraph, the following term shall have the following meaning:

“Change in Control” shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a trustee or other fiduciary holding securities under an employee benefit plan of Corporation, a corporation owned directly or indirectly by the stockholders of Corporation in substantially the same proportions as their ownership of stock of Corporation, or Executive, his spouse or his descendants, becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Corporation representing more than 50% of the total voting power represented by Corporation’s then outstanding securities which vote generally in the election of directors (referred to herein as “Voting Securities”); or (ii) after the date of this Agreement, the stockholders of

Corporation approve (x) a merger or consolidation of Corporation with any other corporation, other than a merger or consolidation, which would result in the Voting Securities of Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least more than 50% of the total voting power represented by the Voting Securities of Corporation or such surviving entity outstanding immediately after such merger or consolidation, or (y) a plan of complete liquidation of Corporation or an agreement for the sale or disposition by Corporation of (in one transaction or a series of transactions) all or substantially all of Corporation’s assets.

(c) If Executive’s employment is terminated by Executive pursuant to Paragraph 7 hereof, Executive or his estate shall have no further rights against Corporation, except for the right to receive, with respect to the period prior to the effective date of termination, (i) any unpaid Base Salary under Paragraph 3(a) and (ii) any accrued but unpaid benefits under Paragraph 5 hereof. Such payments shall be made to Executive whether or not Corporation chooses to utilize the services of Executive for the one hundred and eighty (180) day notice period. Should Corporation, at it’s sole option, choose to utilize the services of Executive during the notice period, Executive shall also be entitled to any accrued but unpaid performance bonus for any period prior to the effective date of such termination as set forth in Paragraph 3(b) hereof.

(d) If any payment to Executive under this Agreement, either alone or together with other payments to Executive from Corporation, would constitute a “parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)) , such payments shall be grossed up to an amount such that after payment of the excise tax imposed by Section 4999 of the Code, Executive will receive on an after tax basis the same amount Executive would have received if no such excise tax was imposed.

(e) Executive acknowledges and agrees that, to the extent not prohibited by law, Corporation’s obligations to make payments under Paragraph 8 will be conditioned on Executive timely executing, delivering, and not revoking within the prescribed revocation period a customary general release in form and substance satisfactory to Corporation.

9. Covenants of Executive.

(a) No Conflicts. Executive represents and warrants that he is not personally subject to any agreement, order or decree which restricts his acceptance of this Agreement and performance of his duties with Corporation hereunder.

(b) Non-Competition; Non-Solicitation. During the Employment Term and thereafter, Executive acknowledges and agrees that he is bound by the non-compete, non-solicitation and other provisions set forth in Section 11.2 of the Purchase Agreement and such provisions are hereby incorporated by reference and made a part of this Agreement.

(c) Non-Disclosure. Executive shall not disclose or use, except when necessary to further the interests of Corporation or any subsidiary thereof (collectively, the “Addus HealthCare Group”), any Trade Secret (as hereafter defined) of the Addus HealthCare Group, whether such Trade Secret is in Executive’s memory or embodied in writing or other physical form. For purposes of this Paragraph, “Trade Secret” means any information not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and is the subject of efforts to maintain its secrecy that are reasonable under the circumstances, including, but not limited to, (i) trade secrets, (ii) the business or affairs of the Addus HealthCare Group, (iii) client and customer lists,

(iv) products or services, (v) fees, costs, and pricing structures, (vi) charts, manuals and documentation, (vii) databases, (viii) accounting and business models, (ix) designs, (x) analyses, (xi) drawings, photographs and reports, (xii) computer software, (xiii) copyrightable works, (xiv) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xv) sales records and (xvi) other proprietary commercial information. Said term, however, shall not include general “know-how” information acquired by Executive during the course of his employment which could have been obtained by him from public sources without the expenditure of significant time, effort and expense.

(d) Covenant Regarding Confidential and Proprietary Information. Executive will promptly disclose in writing to Corporation each improvement, discovery, idea, invention, and each proposed publication of any kind whatsoever, relating to the Business made or conceived by Executive either alone or in conjunction with others while employed hereunder if such improvement, discovery, idea, invention or publication results from or was suggested by such employment (whether or not patentable and whether or not made or conceived at the request of or upon the suggestion of Corporation, and whether or not during his usual hours of work, whether in or about the premises of the Addus HealthCare Group and whether prior or subsequent to the execution hereof). Executive will not disclose any such improvement, discovery, idea, invention or publication to any person, entity or governmental authority, except to Corporation. Each such improvement, discovery, idea, invention and publication shall be the sole and exclusive property of, and is hereby assigned by Executive to Corporation, and at the request of Corporation, Executive will assist and cooperate with Corporation and any person or entity from time to time designated by Corporation to obtain for Corporation or its designee the grant of any letters patent in the United States of America and/or such other country or countries as may be designated by Corporation, covering any such improvement, discovery, idea, invention or publication and will in connection therewith execute such applications, statements, assignments or other documents, furnish such information and data and take all such other action (including, without limitation, the giving of testimony) as Corporation may from time to time reasonably request. The foregoing provisions of this Section 9(d) shall not apply to any improvement, discovery, idea, invention of publication for which no equipment, supplies, facilities or confidential and proprietary information of Addus HealthCare Group was used and which was developed entirely on Executive’s own time, unless (x) the improvement, discovery, idea, invention or publication relates to the Business or the actual or demonstrably anticipated research or development of the Business, or (y) the improvement, discovery, idea, invention or publication results from any work performed by Executive for the Addus HealthCare Group. Executive recognizes and acknowledges that he will have access to certain confidential and proprietary information of Addus HealthCare Group, including, but not limited to, Trade Secrets and other proprietary commercial information, and that such information constitutes valuable, special and unique property of Addus HealthCare Group. Executive agrees that he will not, for any reason or purpose whatsoever, except in the performance of his duties hereunder, or as required by law, disclose any of such confidential information to any person, entity or governmental authority without express authorization of Corporation.

(e) No Disparagment. Executive agrees that except as may be required by law, he will not make any statement, either in writing or orally, that is communicated publicly or is reasonably likely to be communicated publicly, and that is reasonably likely to disparage or otherwise harm the business or reputation of Corporation, or the reputation of any of its then current directors, officers, employees or stockholders.

(f) Return of Documents and Other Property. Upon termination of employment, Executive shall return all originals and copies of books, records, documents, customer lists, sales materials, tapes, keys, credit cards and other tangible property of Addus HealthCare Group within Executive’s possession or under his control. Corporation acknowledges that Executive already had certain research and form files that he brought with him and may be using to perform his duties herein and that he will and has been updating and adding to such files during his employment with Corporation. Such research and form files will remain and be the property of Executive and he shall have the right to remove and take such files with him upon any termination of his employment with Corporation; however, such files do not include any transaction, project, litigation or other general or specific files of Corporation.

(g) Remedies for Breach. In the event of a breach or threat of a breach of the provisions of this Section 9, Executive hereby acknowledges that such breach or threat of a breach will cause Corporation to suffer irreparable harm and that Corporation shall be entitled to an injunction restraining Executive from breaching such provisions; but the foregoing shall not be construed as prohibiting Corporation from having available to it to any other remedy, either at law or in equity, for such breach or threatened breach, including, but not limited to, the immediate cessation of employment and any remaining severance pay and benefits pursuant to Section 8 and the recovery of damages from Executive and the notification of any employer or prospective employer of Executive as to the terms and conditions hereof (without limiting or affecting Executive’s obligations under the other paragraphs of this Section 9).

(h) Acknowledgement. Executive acknowledges that he will be directly and material involved as a senior executive in all important policy and operational decisions of Addus HealthCare Group. Executive further acknowledges that the scope of the foregoing restrictions has been specifically bargained between Corporation and Executive, each being fully informed of all relevant facts. Accordingly, Executive acknowledges that the foregoing restrictions of this Section 9 are fair and reasonable, are minimally necessary to protect HealthCare Group, its stockholders and the public from the unfair competition of Executive who as a result of his employment with Corporation, will have had unlimited access to the most confidential and important information of Addus HealthCare Group, the Business and future plans. Executive furthermore acknowledges that no unreasonable harm or injury will be suffered by him from enforcement of the covenants contained herein and that he will be able to earn a reasonable livelihood following termination of his employment notwithstanding enforcement of the covenants contained herein.

(i) Right of Set-Off. In the event of a breach by Executive of the provisions of this Agreement, Corporation is hereby authorized at any time and from time to time, to the fullest extent permitted by law, and after ten (10) days prior written notice to Executive, to set-off and apply any and all amounts at any time held by Corporation on behalf of Executive and all indebtedness at any time owing by Corporation to Executive against any and all undisputed obligations of Executive now or hereafter existing.

10. Prior Agreements. Upon the Effective Date, this Agreement will supersede the terms of any and all other employment arrangements between Executive and Corporation or its predecessor or any subsidiary and any and all such employment agreements and arrangements will be automatically terminated with no further action required by the parties hereto and deemed of no further force or effect.

11. Assignment. Neither this Agreement nor any rights or duties of Executive hereunder shall be assignable by Executive and any such purported assignment by him shall be void. Corporation may assign all or any of its rights hereunder.

12. Successor to Corporation.

(a) Corporation will use commercially reasonable efforts to require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of Corporation, as the case may be, by agreement in form and substance satisfactory to Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that Corporation would be required to perform it if no such succession or assignment had taken place. Any failure of Corporation to use commercially reasonable efforts to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement.

(b) This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts are still payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there be no such designee, to Executive’s estate.

13. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by certified mail to the following addresses (or to any other address that any party may designate by notice to the other parties hereto):

(a)	if to Executive, to:

W. Andrew Wright

281 Steeplechase Rd

Barrington, IL 60010

with a copy (which shall not constitute notice) to:

Foley & Lardner LLP

777 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

Attention: Patrick G. Quick, Esq.

Telephone: (414) 297-5678

Facsimile: (414) 297-4900

Email: pgquick@foley.com

(b)	if to Corporation, to:

Addus HealthCare, Inc.

2401 S. Plum Grove Road

Palatine, IL 60067

Attention: General Counsel

Telephone: (847) 303-5300

Facsimile: (847) 303-5376

with a copy (which shall not constitute notice) to:

King & Spalding LLP

1185 Avenue of the Americas

New York, New York 10036

Attention: Dominick P. DeChiara

Telephone: (212) 827-4098

Facsimile: (212) 556-2222

Email: DDeChiara@kslaw.com

14. Amendment. This Agreement may not be changed, modified or amended except in writing signed by the party to be charged.

15. Waiver of Breach. The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

16. Invalidity of any Provision. The provisions of this Agreement are severable, it being the intention of the parties hereto that should any provision hereof be invalid or unenforceable, such invalidity or unenforceability of any provisions shall not effect the remaining provisions hereof, but the same shall remain in full force and effect as if such invalid or unenforceable provision or provisions were omitted.

17. Governing Law. This Agreement shall be governed by, and construed, interpreted and enforced in accordance with the laws of the State of Illinois, exclusive of the conflict of laws provisions of the State of Illinois.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CORPORATION:

ADDUS HEALTHCARE, INC.

By:	/s/ Mark S. Heaney

EXECUTIVE:

By:	/s/ W. Andrew Wright